EXHIBIT 10(v)

DESCRIPTION OF BONUS ARRANGEMENTS

The Company has entered into bonus arrangements with certain executive officers for 2004, including Mr. Brown, Mr. Johnson, Mr. Kemler, Mr. Lawson and Mr. MacMillan, based on specific performance criteria including profits, cash flows and asset management.  The aggregate amount of such bonuses is not expected to exceed $3,000,000.